Exhibit 10.11

KITARA MEDIA CORP.

525 Washington Blvd.

Suite 2620

Jersey City, New Jersey 07310

October 14, 2014

Mr. Joshua Silberstein

11 Hemlock Road

Short Hills, NJ 07078

Re: Separation Agreement

Dear Mr. Silberstein:

This Separation Agreement sets forth our mutual agreement and understanding with respect to the termination of your employment with Kitara Media Corp. (the “Company”) and any remaining obligations between you and the Company relating to your employment or the termination thereof.

1.	Termination of Your Employment. You are currently employed by the Company under the terms of an amended and restated employment agreement, dated December 3, 2013 (your “Employment Agreement”). You shall resign as the Company’s President and terminate your employment by the Company in accordance with Section 4.6 of your Employment Agreement on December 31, 2014 (the “Separation Date”). The Company shall accept your resignation and termination of employment as of the Separation Date. Your Employment Agreement shall be terminated effective as of the Separation Date, and thereafter you will not be entitled to any benefits thereunder.

1.1.	The Company will pay you (i) your Base Salary (as defined in your Employment Agreement) through the Separation Date; (ii) reimbursements for all valid expenses incurred by you in the conduct of the business of the Company through the Separation Date, in accordance with Company policy; and (iii) all accrued but unused vacation pay. As of the Separation Date, if the Company has executed the Consulting Agreement (as defined below) and the Amended and Restated Stock Option Agreement (as defined below), you agree to waive payment of any bonus which may have become payable to you for fiscal year 2014 as provided for in Section 4.7(b)(iii) of your Employment Agreement.

1.2.	At the earlier of (i) the Separation Date or (ii) the earliest date permissible under the Company’s 401k plan, the Company will make a contribution to your 401k account of the following amount: (A) the lesser of (i) the maximum contribution permitted to an employee’s 401k account and (ii) four (4) percent of the total amount that you have contributed to your 401k account during 2014; less (B) the total of all payments made by the Company to your 401k account as a matching payment for a contribution you made during 2014.

1.3.	From and after your Separation Date, except as provided for in this Separation Agreement, the Consulting Agreement and the Amended and Restated Stock Option Agreement, you will not be entitled to any future benefit, payment, bonus, allowance, severance or contingent compensation from the Company by virtue of your employment or the termination thereof and no further payment, benefit or services will be made or provided to you by the Company in consideration for your entering into this Separation Agreement or the General Release (as defined below).

1.4.	From and after your Separation Date, you will have no further obligations to render services as an employee of the Company and, subject to the provisions of Paragraph 3 below and the Consulting Agreement, you will be free to accept employment with or otherwise render services for any other business entity. Prior to the Separation Date, you will continue to be subject to all of the obligations under your Employment Agreement, including the obligation to devote substantially all of your business time, energies and attention to the performance of your duties under your Employment Agreement. In addition to, and not in limitation of the foregoing, you shall use your best efforts to complete the tasks set forth on Schedule 1 attached hereto.

2.	Separation Benefits. In consideration of the General Release described in Paragraph 4 below, and in full payment, settlement and satisfaction of any and all obligations, liabilities and damages to which you may be entitled by reason of or resulting from your employment by the Company or the termination thereof, under your Employment Agreement or otherwise, and in addition to any amounts payable to you pursuant to Paragraphs 1.1 above, the Company shall, if you sign and return the General Release on or following your Separation Date (and provided that you do not subsequently revoke the General Release as provided for therein), provide the following additional separation benefits (“Separation Benefits”):

2.1.	Provided that you have elected to continue your health insurance coverage under the Company’s group medical and dental insurance plans in accordance with your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay on your behalf the monthly premium cost of such continuation of your medical and dental insurance coverage under COBRA for nine (9) months following your Separation Date, or until such earlier date as you are eligible to obtain any group insurance coverage from other employment (whether or not you elect such coverage) or you are otherwise ineligible by law for such COBRA continuation coverage.

2.2.	At the Separation Date, the Company shall (i) retain you as a consultant pursuant to an independent consulting agreement between you and the Company in the form attached hereto as Exhibit A (the “Consulting Agreement”) and (ii) amend the vesting schedule of your outstanding stock option pursuant to an amended and restated stock option agreement between you and the Company in the form attached hereto as Exhibit B (the “Amended and Restated Stock Option Agreement”). If the Company does not execute and deliver both the Consulting Agreement and the Amended and Restated Stock Option Agreement on or prior to the Separation Date, (i) the Company shall pay you a lump sum amount equal to the total value of sections 4.7(c)(i), 4.7(c)(ii), 4.7(c)(iii), and 4.7(c)(iv) within seven (7) calendar days of the Separation Date; and (ii) your options shall vest as described in Section 4.7 (c)(v), and the Company shall amend your existing stock option agreement so that the option provided for therein, including both the vested and unvested portions thereof, shall survive your termination and will remain exercisable until December 4, 2018.

2.3.	The Company shall pay you a bonus equal to three months’ of your Base Salary as of the earlier of: (i) the Separation Date or (ii) the date of occurrence of the Special Conditions (as defined in Schedule 2), in either case net of applicable taxes and customary deductions, within thirty (30) days such date, but in no event prior to the end of the revocation period provided in the General Release.

2

3.	Continuing Obligations. In consideration of this Separation Agreement, including but not limited to the Separation Benefits described above, you acknowledge and agree that the provisions set forth in Schedule 3 shall apply following the termination of your employment.

4.	Release. In further consideration of Company’s undertakings and agreements hereunder, and specifically in consideration for the Company’s obligations with respect to the Separation Benefits provided for in Paragraph 2 above, on the Separation Date, you will deliver to the Company a signed copy of the attached General Release in the form attached hereto as Exhibit C (the “General Release”). You understand that the Company will not be obligated to pay or provide the Separation Benefits unless you sign and return the General Release to the Company as specified in the preceding sentence and you do not thereafter revoke the General Release as permitted thereunder.

5.	Return of Documents, Property, Etc. You agree that on or before December 31, 2014, you will return to the Company all documents, software, files, equipment and other property and materials belonging to the Company, including, but not limited to, Company security card, credit cards, keys, computers, and the like, wherever such items may be located, together with all copies (in whatever form) of all materials relating to your employment or obtained and created in the course of your employment by the Company. Notwithstanding the foregoing, you shall be allowed to retain any documents or property necessary for you to complete your work as a Consultant.

6.	Press Release, Notice of Departure. The Company and you have agreed to the dissemination of the press release attached as Exhibit D hereto, announcing your departure from the Company which shall be disseminated within one (1) business day after the date hereof. The Company and you will work together to compose a mutually acceptable e-mail farewell message to be sent to the Company’s personnel on such date.

7.	Confidentiality. You agree that unless and until publicly disclosed by the Company, you will keep the terms, amount, and fact of this Separation Agreement confidential, and you will not hereafter disclose any information concerning this Separation Agreement to any person, firm, corporation, governmental agency, or other entity, without the prior written consent of the Company; provided, however, that, where reasonably necessary, you may reveal the existence of this Separation Agreement to any prospective employer or to any firm, person, or agent whom you are working with as part of your job search. The Company will also use its reasonable efforts, consistent with its dissemination of information to employees who have a need to know the same for business purposes, to maintain the confidentiality of the terms and provisions of this Separation Agreement. The provisions of this Paragraph do not apply to public and other disclosures by either you or the Company required by law or regulation, any filing or communication with any federal, state, or local taxing or other governmental authority or communications with professional advisors or immediate family and nothing in this Paragraph shall be construed so as to prohibit either you or the Company from (i) responding to any legal process or (ii) testifying in any legal proceeding in a complete and truthful manner.

8.	No Denigration. You agree that you will not, at any time, denigrate or disparage the Company, or any of its affiliates or their respective directors, officers or employees, or be intentionally detrimental to the reputation or stature of any such person. The Company, through any official spokesperson or through its board members or senior executives, acting on behalf of the Company, will not, and will use reasonable efforts to ensure that its board members and senior executives, acting in any capacity, do not, denigrate or disparage you or make any statement which is intended to be detrimental to your reputation or stature.

3

9.	No Compulsion. You acknowledge and agree that the Company has not compelled you to execute this Separation Agreement as a condition to the payment of any salary, wages, benefits or other compensation for the period ending on your Separation Date. Further, you acknowledge that the Company has advised you to have your own counsel review this Separation Agreement and you have had such counsel do so. You acknowledge that you have freely and voluntarily entered into this Separation Agreement without compulsion and that you have read this Separation Agreement and fully understand and consent to all of its terms and conditions.

10.	Termination. This Separation Agreement shall terminate upon the occurrence of any of the following:

10.1.	You (i) undertake any fraud or dishonest action in your relationship with the Company or any of its subsidiaries or affiliates (“fraud” for these purposes shall mean being convicted of any felony in which fraudulent behavior is an element of the crime and “dishonest” for these purposes shall mean knowingly or recklessly making of a material misstatement or omission for his personal benefit), (ii) are convicted of a felony under federal or state law, or (iii) are found by a court of competent jurisdiction to have materially breached or violated, or failed to comply in all material respects with, any representation, warranty, agreement or covenant of yours contained in your Employment Agreement (until terminated in accordance with Paragraph 1), this Separation Agreement or the Consulting Agreement (individually and collectively, the “Termination Conditions”). Notwithstanding the foregoing, this Separation Agreement shall not terminate as a result of any Termination Condition unless the Company shall have given written notice to you within a period not to exceed ten (10) calendar days after its chief executive officer acquires actual knowledge of the existence of such Termination Condition, specifying the Termination Condition with reasonable particularity and, within thirty (30) calendar days after such notice, you shall not have cured or eliminated the problem or thing giving rise to such Termination Condition.

10.2.	Your employment is terminated in accordance with your Employment Agreement prior to the Separation Date, whether involuntarily or voluntarily, for any reason whatsoever. For purposes of clarity, if your employment is terminated in accordance with your Employment Agreement prior to the Separation Date, this Separation Agreement will in no way impact the compensation due to you under Section 4 of your Employment Agreement.

11.	Section 409A. This Separation Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Separation Agreement, payments provided under this Separation Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Separation Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Separation Agreement shall be treated as a separate payment. Any payments to be made under this Separation Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Separation Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Company on account of non-compliance with Section 409A.

4

12.	Invalid Provisions. If any provision or portion of this Separation Agreement shall be held, for any reason, to be unenforceable or illegal, that provision or portion, to the extent that it is unenforceable or illegal, shall be severed from this Separation Agreement and the remainder shall be valid and enforceable between the parties just as if the provision or portion held to be illegal or unenforceable had never been included. If any court determines that any provision of this Separation Agreement is unenforceable because of the duration and scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and in its reduced form, such provision shall then be enforceable.

13.	Construction. The language of this Separation Agreement is to be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

14.	Binding Agreement. This Separation Agreement and all of its terms shall be binding upon you, your spouse, your heirs, your estate, and your personal representatives, and upon the Company, its successors and assigns. For purposes of clarity, this Separation Agreement shall be binding upon successor entities to the Company including, but not limited to: all current and future subsidiaries of the Company, any future corporate parent to the Company or any of its subsidiaries, any entity created as the result of a merger or reverse merger with the Company, any entity which purchases or comes to own through any means a controlling interest in the Company or any of its subsidiaries, any entity which completes an asset purchase for all or substantially all of the Company’s assets, or any business or division which is spun-out of the Company.

15.	Governing Law. This Separation Agreement shall be governed and construed under the laws of the State of New York applicable to agreements to be performed entirely therein, without regard to any provision of the doctrine of conflict of laws. Any suit, action or proceeding with respect to this agreement shall be brought exclusively in the courts of the State of New York or in the United States District Courts located in New York and each of the parties irrevocably consents to the jurisdiction of each such court in respect of any such action, suit or proceeding.

16.	Entire Agreement. The foregoing, together with the General Release, the Consulting Agreement, the Amended and Restated Stock Option Agreement and the provisions of your Employment Agreement which are incorporated herein by reference, constitute our entire agreement and supersedes any prior agreement or understanding with respect to your employment by the Company or the termination thereof. You acknowledge that the Company has not made, and in executing this Separation Agreement, you have not relied upon, any representations, promises or inducements, except to the extent that the same are expressly set forth in such agreements.

[Remainder of page intentionally left blank]

5

If the foregoing is in accordance with your agreement and understanding, please sign below where indicated.

Very truly yours,

KITARA MEDIA CORP.

By:	/s/ Robert Regular
Name: Robert Regular
Title: Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Joshua Silberstein
Joshua Silberstein

 6